Exhibit 99.1

Jones Soda Co. Reports Fiscal 2011 Fourth Quarter and Year-End Results

Core Revenue Growth for Quarter and Year

SEATTLE--(BUSINESS WIRE)--March 8, 2012--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the fourth quarter and year ended December 31, 2011. Revenue for the fourth quarter 2011 increased 9% to $3.4 million compared to revenue of $3.1 million for the fourth quarter 2010. For the year, revenue decreased 1% to $17.4 million, compared to revenue of $17.5 million in 2010. The Company reported a net loss of $2.0 million, or $(0.06) per share, for the fourth quarter of 2011, compared to a net loss of $1.8 million, or $(0.06) per share, for the fourth quarter of 2010. The Company reported a net loss of $7.2 million, or $(0.22) per share, for 2011, compared to a net loss of $6.1 million, or $(0.22) per share for 2010.

“The past year was a very busy and productive period for Jones Soda,” commented William Meissner, Jones Soda Chief Executive Officer. “Our strategy of shedding underperforming product lines and brand extensions, and exiting expensive, unproductive sponsorship agreements, has allowed us to reposition our resources behind growing our core business. The initial results from our efforts can be witnessed in the performance of our Jones Soda and WhoopAss Energy Drink, which combined, generated sales gains of 13% and 10% in the fourth quarter and full year, respectively. This was driven by improved retail availability for our products throughout North America following meaningful investments in expanding our sales and distribution platforms. Current sales trends indicate that we are on the right strategic course toward creating a sustainable business. Moving forward we are committed to building on our momentum in order to generate better expense leverage and improved bottom line results.”

Fourth Quarter Review — Comparison of Quarters Ended December 31, 2011 and 2010

  Revenue increased 9% to $3.4 million, compared to $3.1 million last year, and included an increase in core product revenue in North America of $406,000 compared to the fourth quarter a year ago. This overall revenue increase was net of a decline of approximately $129,000 of total revenue compared to the prior year period, resulting from the discontinuation of underperforming product lines and certain Jones Soda SKU offerings (stock keeping units), initiated in the second half of 2010. Core products include continuing Jones Soda SKU offerings and WhoopAss Energy Drink.
  Gross profit increased 24% to $693,000, or 20% of revenue, compared to $557,000, or 18% of revenue, last year. Gross profit for the 2010 period was negatively impacted by the write-down of excess GABA inventory.
  Operating expenses increased 7% to $2.7 million compared to $2.6 million last year, mostly driven by increased selling expenses due to investments in added sales personnel to support our growth strategy, offsetting decreases in general and administrative expenses.

  Net loss was $2.0 million, or $(0.06) per share, compared to a net loss of $1.8 million, or $(0.06) per share, last year. The prior year period was benefited by non-recurring licensing proceeds of $125,000 relating to the sale of our patents, which reduced the net loss for the prior year.

Full Year Review – Comparison of Year Ended December 31, 2011 and 2010

  Revenue decreased 1% to $17.4 million, compared to $17.5 million in the prior year. Total revenues reflect both an increase in core product revenue in North America of approximately $1.8 million compared to the prior year and a related decrease of $1.3 million resulting from the discontinuation, in the second half of 2010, of underperforming product lines and certain Jones Soda SKU offerings.
  Gross profit increased 6% to $4.3 million, or 25% of revenue, compared to $4.0 million, or 23% of revenue, last year. Gross profit for 2010 was negatively impacted by the write-down of excess GABA inventory.
  Operating expenses increased 8% to $11.5 million compared to $10.7 million in the prior year and included a $350,000 charge accrued to the second quarter of 2011 in connection with the termination of our New Jersey Nets sponsorship agreement in August 2011. Operating expenses for 2011 also included increased selling expenses due to investments in added sales personnel to support our growth strategy, offsetting decreases in general and administrative expenses.
  Net loss was $7.2 million, or $(0.22) per share, compared to a net loss of $6.1 million, or $(0.22) per share, in the prior year. The Company benefited in 2010 by a tax refund of $392,000 resulting from our Canadian operations and by non-recurring licensing proceeds of $125,000 relating to the sale of our patents, which reduced the net loss for that year.

Balance Sheet

As of December 31, 2011, the Company had cash and cash equivalents of approximately $1.7 million and working capital of approximately $3.6 million. Cash used by operations during the quarter ended December 31, 2011 totaled $1.1 million.

On February 7, 2012, the Company closed the registered direct offering it announced on February 2, 2012, issuing 6,415,000 shares and warrants to purchase 3,207,500 shares. The Company received net proceeds of approximately $2.8 million.

Conference Call

The Company will discuss its results for the quarter and fiscal year ended December 31, 2011 and its business outlook on its scheduled conference call today, March 8, 2012 at 1:30 p.m., Pacific time (4:30 p.m. ET). This call is being webcast and can be accessed by visiting the Webcasts section of our website at www.jonessoda.com. Investors may also listen to the call via telephone by dialing (719) 955-1566 (confirmation code: 2492028). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 2492028) through March 15, 2012, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and WhoopAss Energy Drink® brands and sells through its distribution network, in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its ability to successfully execute on its operating plan; its ability to generate sufficient cash flow from operations; its ability to streamline operations and reduce operating expenses; its ability to secure additional financing should it fail to successfully execute on its operating plan; its ability to develop and introduce new products to satisfy customer preferences; changes in consumer demand or market acceptance for its products; its use of the net proceeds from any financings to improve its financial condition; its ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market, its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish, maintain and expand distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to protect its intellectual property; the impact of future litigation; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's operations or financial results is included in Jones Soda's most recent annual report on Form 10-K and in the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission in 2011. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue	$3,427	$3,143	$17,401	$17,526
Cost of goods sold	2,734	2,424	13,120	12,978
Write-down of excess GABA inventory	—	162	—	506
Gross profit	693	557	4,281	4,042
Gross profit %	20.2%	17.7%	24.6%	23.1%
Licensing revenue	5	6	24	31
Operating expenses:
Promotion and selling	1,586	1,265	6,296	4,676
General and administrative	1,160	1,298	5,235	5,983
	2,746	2,563	11,531	10,659
Loss from operations	(2,048)	(2,000)	(7,226)	(6,586)
Other income, net	25	123	104	142
Loss before income taxes	(2,023)	(1,877)	(7,122)	(6,444)
Income tax benefit (expense), net	43	35	(32)	338
Net loss	$(1,980)	$(1,842)	$(7,154)	$(6,106)

Net loss per share — basic and diluted	$(0.06)	$(0.06)	$(0.22)	$(0.22)
Weighted average basic and diluted common shares outstanding	32,101,291	28,342,274	31,896,848	27,172,697

	Three Months Ended December 31,		Twelve Months Ended December 31,
Case sales data (288-ounce equivalent)	2011	2010	2011	2010
Finished product cases	265,100	228,000	1,301,000	1,324,000
Concentrate cases	—	—	—	111,000
Total cases	265,100	228,000	1,301,000	1,435,000

JONES SODA CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share data)

	December 31, 2011	December 31, 2010
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$1,709	$5,448
Accounts receivable	1,966	2,220
Taxes receivable	5	480
Inventory	2,386	2,279
Prepaid expenses and other current assets	199	305
Total current assets	6,265	10,732
Fixed assets	844	296
Other assets	548	435
Total assets	$7,657	$11,463

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,278	$853
Accrued expenses	1,323	1,592
Taxes payable	64	146
Deferred rent, current portion	25	—
Capital lease obligations, current portion	23	—
Total current liabilities	2,713	2,591
Capital lease obligations	82	—
Long-term liabilities — other	457	2
Shareholders’ equity:
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 32,100,882 and 30,418,301 shares, respectively	50,090	47,917
Additional paid-in capital	7,116	6,570
Accumulated other comprehensive income	420	450
Accumulated deficit	(53,221)	(46,067)
Total shareholders’ equity	4,405	8,870
Total liabilities and shareholders’ equity	$7,657	$11,463

CONTACT:
ICR, Inc.
Brendon Frey, 203-682-8200
Brendon.frey@icrinc.com
or
Jones Soda Co.
James P. Stapleton, 206-436-8701
Chief Financial Officer
jstapleton@jonessoda.com